                                                                    EXHIBIT 10.1

                             TAX SHARING AGREEMENT
                          By and Among BP America Inc.
                          and Affiliated Corporations



                         Dated Effective April 18, 2000

                               TABLE OF CONTENTS

 1.   DEFINITIONS............................................................................................   2
 2.   SCOPE AND COOPERATION..................................................................................   8
 3.   FILING OF RETURNS......................................................................................   9
 4.   PRO FORMA VRI RETURN; VRI PRO FORMA STATEMENT; PRO FORMA STATE RETURN..................................   9
 5.   PAYMENTS BY VRI........................................................................................   9
 6.   PAYMENTS TO VRI........................................................................................   9
 7.   USE OF ATTRIBUTES; ADDITIONAL RIGHTS AND OBLIGATIONS UPON DECONSOLIDATION..............................   9
 8.   ADJUSTMENTS............................................................................................   9
 9.   REMITTANCES BY AND TO VRI..............................................................................   9
10.   CARRYBACK AND CARRYFORWARDS............................................................................   9
11.   ALLOCATION OF BPA GROUP CONSOLIDATED TAX LIABILITY FOR PURPOSES OF DETERMINING EARNINGS AND PROFITS....   9
12.   BPA CONTROL OF CONDUCT OF AUDITS, LITIGATION; EXPENSES.................................................   9
13.   INDEMNIFICATION FOR CERTAIN INCOME TAXES...............................................................   9
14.   PARTNERSHIP INTERESTS..................................................................................   9
15.   LIMITATIONS ON CERTAIN PRO FORMA VRI RETURN DEDUCTIONS.................................................   9
16.   ADMINISTRATION; RESOLUTION OF DISPUTES.................................................................   9
17.   INTERPRETATION.........................................................................................   9
18.   EFFECT OF AGREEMENT....................................................................................   9
19.   TERM...................................................................................................   9
20.   ASSIGNMENT.............................................................................................   9
21.   CONFIDENTIALITY........................................................................................   9

22.   DOCUMENTATION..........................................................................................   9
23.   ADDITIONAL MEMBERS.....................................................................................   9
24.   TAX LAW CHANGES........................................................................................   9
25.   SUCCESSORS AND ASSIGNS.................................................................................   9
28.   COUNTERPARTS...........................................................................................   9
29.   HEADINGS...............................................................................................   9
30.   SEVERABILITY...........................................................................................   9
31.   ENTIRE AGREEMENT.......................................................................................   9
32.   CONFLICTS BETWEEN THIS AGREEMENT AND THE STOCK PURCHASE AGREEMENT......................................   9
33.   NOTICES................................................................................................   9
34.   GOVERNING LAW..........................................................................................   9

                             TAX SHARING AGREEMENT

   This TAX SHARING AGREEMENT is made and entered into as of the Effective Date, by and among BP AMERICA INC., a Delaware corporation ("BPA"), as Common Parent, VASTAR RESOURCES, INC., a Delaware corporation ("VRI"), and the Subsidiaries (as hereinafter defined) of VRI that are signatories hereto.

   WHEREAS, BPA is the Common Parent of the BPA Group, which includes the VRI Group, and files a Consolidated Return for the BPA Group;

   WHEREAS, VRI would be the Common Parent of an Affiliated Group comprised of VRI and its Subsidiaries if it were not a Subsidiary of BPA;

   WHEREAS, certain state and local consolidated, combined or unitary income or franchise tax returns shall be filed for various Members or for the BPA Group;

   WHEREAS, VRI and Atlantic Richfield Company, a Delaware corporation ("ARCO") had previously entered into a tax sharing agreement dated as of October 1, 1993, as amended as of June 1, 1995, January 1, 1997 and October 30, 1998 (such agreement, as amended, the "Prior Agreement"), which agreement shall apply to all Taxable Years (as that term is defined in the Prior Agreement) beginning prior to the Effective Date;

   WHEREAS, the parties hereto wish to provide for the sharing of the BPA Group Consolidated Tax Liability and the state and local income and franchise tax liabilities relating to such consolidated, combined or unitary returns and certain other matters relating to the inclusion of the VRI Group in the BPA Group; and

   WHEREAS, VRI and its Subsidiaries desire to be indemnified by BPA with respect to certain income tax liabilities, and BPA is willing to so indemnify VRI and each of the Subsidiaries of the VRI Group.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.

     The following terms as used in this Agreement, shall have the meanings set forth below:

(a) Actual Basis shall have the meaning attributed to that term in Section 7(b) of this Agreement.

(b) Affiliated Group shall have the meaning attributed to that term in section 1504(a) of the Code.

(c) Agreement shall mean this Tax Sharing Agreement, as amended from time to time.

(d) Benchmark amount shall have the meaning attributed to that term in Section 4(h)(x) of this Agreement.

(e) BPA Group, as of any particular date, shall mean the Affiliated Group of which BPA (or any successor thereto) is the Common Parent as of such date.

(f) BPA Group Consolidated Tax Liability shall mean the consolidated federal income tax liability of the BPA Group for any Taxable Year for which the BPA Group files a Consolidated Return.

(g) Calculated Basis shall have the meaning attributed to that term in Section 7(b) of this Agreement.

(h) Code shall mean the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

(i) Common Parent shall have the meaning of that term as it is used in the Consolidated Return Regulations.

(j) Completion, for any Taxable Year of the BPA Group, shall mean the date on which the Pro Forma VRI Tax Return (or, if applicable, any Pro Forma State Return) for such Taxable Year is delivered to BPA pursuant to Section 4 of this Agreement.

(k) Consolidated Return, for any Taxable Year of the BPA Group, shall mean a consolidated federal income tax return filed pursuant to section 1501 of the Code by the Common Parent for such Taxable Year.

(l) Consolidated Return Regulations shall mean Income Tax Regulations sections 1.1502-1 through 1.1502-100 (26 C.F.R.), as amended from time to time.

(m) Conveyance Agreement shall mean that certain General Conveyance and Assumption Agreement, dated as of October 8, 1993, between ARCO and VRI.

(n) Designated Credit shall mean (i) in the case of income tax credits described in section 29 of the Code ("section 29 credits") that do not constitute Refundable Designated Credits, as defined below, the product of the amount of such credits multiplied by 96.75% (or by 100% in the event that VRI has made a Section 4(h)(iv)(B) Election to receive payment for such credits, solely for purposes of calculating the amount of such payment), (ii) Refundable Designated Credits and (iii) income tax credits described in section 43 of the Code ("section 43 credits"), provided that all of such credits are generated by any member of the VRI Group (1) in the ordinary course of its trade or business of exploration, development, production and marketing of natural resources and (2) from interests in properties that are acquired by any Member of the VRI Group in the ordinary course of its trade or business. All determinations of whether a Designated Credit was generated or whether a property was acquired by a Member of the VRI Group in the ordinary course of its trade or business shall be made by BPA in its sole and absolute discretion. Upon request from BPA, VRI shall provide certifications relating to the facts associated with the generation or acquisition of such credits and shall furnish such additional data or information as BPA may require in order to make such determinations.

(o) Discount Factor shall have the meaning attributed to that term in Section 4(h)(iv)(B) of this Agreement.

(p) Eligible Credits shall have the meaning attributed to that term in Section 4(h)(iv)(B) of this Agreement.

(q) Eligible Refundable Designated Credit shall have the meaning attributed to that term in Section 4(h)(iii) of this Agreement.

(r)  Effective Date shall mean April 18, 2000.

(s) Exchange Agreement shall mean that certain exchange agreement dated as of August 4, 1998 by and among Mobil Exploration & Producing US, Inc., as agent for Mobil Oil Exploration & Producing Southeast Inc. and Mobil Texas & New Mexico Inc., and Western Midway Company."

(t) Final Determination shall mean with respect to any issue or item (i) the execution of a final and irrevocable closing agreement or other settlement agreement with the Service (as hereinafter defined) or the relevant state or local taxing authorities, (ii) the expiration of the time for filing a claim for refund or, if a refund claim has been timely filed, the expiration of the time for instigating suit in respect of such refund claim, (iii) the expiration of the time for filing a petition with the Tax Court or the relevant state or local tribunal if no such petition has been filed and no suit has been instigated in respect of the subject matter of such petition, or (iv) a final, unappealable decision of any court of competent jurisdiction.

(u)  Includible Corporation shall have the meaning attributed to that term in section 1504(b) of the Code.

(v) Income Tax Regulations shall mean the regulations (26 C.F.R.), as amended from time to time, promulgated pursuant to the Code.

(w) Member, for any Taxable Year of the BPA Group, shall mean any corporation (or any predecessor or successor in interest to such corporation under section 381 of the Code or otherwise which was or is an Includible Corporation) which at any time during such Taxable Year is an Includible Corporation that is included in the BPA Group and shall include any such corporation which at any time during such Taxable Year is the Common Parent.

(x) New property shall have the meaning attributed to that term in Section 4(h)(iii) of this Agreement.

(y) Prior Agreement shall have the meaning attributed to that term in the preamble to this Agreement

(z)  Pro Forma State Return shall have the meaning attributed to that term in
     Section 4(i) of this Agreement.

(aa) Pro Forma VRI Return shall have the meaning attributed to that term in
     Section 4(a) of this Agreement.

(bb) Reconciliation Statement shall have the meaning attributed to that term in
     Section 4(d) of this Agreement.

(cc) Redetermined Basis shall have the meaning attributed to that term in
     Section 7(b) of this Agreement.

(dd) Refundable Designated Credit shall have the meaning attributed to that term in Section 4(h)(iii) of this Agreement.

(ee) Section 4(h)(iv)(B) Election shall have the meaning attributed to that term in Section 4(h)(iv)(B) of this Agreement.

(ff) Service shall mean the Internal Revenue Service.

(gg) Stock Purchase Agreement shall mean that certain stock purchase agreement dated as of August 4, 1998 between ARCO and VRI.

(hh) Subsidiary shall mean as to any entity (the parent corporation) a corporation that would be an Includible Corporation in an Affiliated Group of which the parent corporation would be the Common Parent.

(ii) Taxable Year shall mean any taxable year or portion thereof beginning on or after the Effective Date, with respect to which a Consolidated Return is filed on behalf of the BPA Group which includes VRI (or any successor corporation) or (in the case of any consolidated, combined or unitary state or local return) any such taxable year with respect to which a consolidated, combined or unitary state or local income tax return is filed by BPA or any Subsidiary of BPA (other than VRI or any Subsidiary of VRI) which includes VRI or any Subsidiary of VRI; provided, however, that if VRI or a Subsidiary of VRI is included in the BPA Group for only a portion of a Taxable Year of the BPA Group, the "Taxable Year" with respect to VRI or such Subsidiary shall include only that portion of the Taxable Year in which VRI or such Subsidiary is included in the BPA Group.

(jj) VRI Group shall mean VRI and those present and future corporations that would be considered Includible Corporations of an Affiliated Group of which VRI would be the Common Parent if it were not includible in the BPA Group.

(kk) VRI Group Consolidated Tax Liability shall for any Taxable Year mean the consolidated federal income tax liability imposed under sections 11, 55 and 59A of the Code or any successor provisions thereto, determined on the basis of the Pro Forma VRI Return, as adjusted by BPA pursuant to this Agreement. In making such computation for any such Taxable Year, such liability shall be determined:

     (i) on the basis of the highest rate of corporate tax in effect for such taxable year under section 11 of the Code, as though such rate were the only income tax rate in effect for such Taxable Year,

     (ii) on the assumption that the "exemption amount" specified in section 55 of the Code for such Taxable Year is zero, and

     (iii) on the further assumption that the amount specified in section 59A(a)(2) of the Code for such Taxable Year is zero.

(ll) VRI Group State and Local Tax Liability, for a Taxable Year, shall mean the aggregate state and local income tax liability and franchise tax liability with respect to franchise taxes that are based upon or measured by income (all such taxes are referred to herein as income taxes) with respect to each relevant state or local taxing jurisdiction for any Taxable Year for which VRI and/or any Subsidiary of VRI participates with BPA and/or any Subsidiary of BPA (other than VRI or any of its Subsidiaries) in the filing of a consolidated, combined or unitary state or local income tax return or report with such jurisdiction computed in a manner consistent with the steps taken in the computation of the VRI Group Consolidated Tax Liability that VRI and/or any of its Subsidiaries would have incurred with respect to each such jurisdiction for such Taxable Year if VRI and/or any such Subsidiary had filed with each such jurisdiction either a separate return (in a case where only one Member of the VRI Group joins in the filing of such consolidated, combined or unitary return) or a consolidated, combined or unitary return (in a case where more than one Member of the VRI Group joins in the filing of such consolidated, combined or unitary return) including only those Members of the VRI Group actually joining in such consolidated, combined or unitary return.

(mm) VRI Pro Forma Statement shall have the meaning attributed to that term in
     Section 4(e) of this Agreement.

2.  Scope and Cooperation.

(a) Scope. This Agreement relates solely to (i) federal income tax liabilities and (ii) income tax liabilities with respect to certain state and local jurisdictions in which VRI and/or any Subsidiary of VRI participates with BPA or any Subsidiary of BPA (other than VRI or any of its Subsidiaries) in the filing of a consolidated, combined or unitary return. Under this Agreement, the VRI Group will, with certain modifications set forth in this Agreement, compute its tax liability as if the VRI Group was not part of the BPA Group. However, so long as VRI or any Subsidiary of VRI is a Member of the BPA Group, the VRI Group is obligated to provide information and make payments of the VRI Group Consolidated Tax Liability and the VRI Group State and Local Tax Liability to BPA, and is subject to the standards and control of BPA in preparing and filing the

     Consolidated Return (and any applicable state or local consolidated, combined or unitary returns).

(b) Cooperation. BPA and VRI shall cooperate, and each shall cause its respective Subsidiaries to cooperate, fully in the implementation of this Agreement on a consolidated basis, including but not limited to, providing promptly to the requesting party such assistance and documentation (at the expense of the providing party if related to any Taxable Year) as may be requested by such party in connection with the preparation or filing of the Consolidated Return (and any applicable state or local consolidated, combined or unitary returns), audit or other examination, or judicial or administrative proceeding or determination relating thereto.

3.  Filing of Returns.

(a) Appointment of BPA as Agent For Consolidated Return. VRI and each of its Subsidiaries hereby appoint BPA as their agent, with respect to all periods during which VRI or such Subsidiary, as the case may be, is a Member of the BPA Group, for the purpose of filing the Consolidated Return and for making any election or application or taking any action in connection therewith on behalf of VRI and such Subsidiary. Nothing herein shall be construed as requiring BPA to file a Consolidated Return for any Taxable Year; provided, however, that if BPA decides not to file a Consolidated Return it shall notify VRI in writing within a period reasonably sufficient to permit VRI to file timely returns for Members of the VRI Group.

(b) BPA Control Over Consolidated Return. BPA shall prepare and file, or cause to be prepared and filed, the Consolidated Return and any other documents or statements required to be filed with the Service that pertain to the determination of the

     BPA Group Consolidated Tax Liability for each Taxable Year of the BPA Group. In its sole and absolute discretion, BPA shall have the right with respect to any Consolidated Return that it has filed or will file to determine (regardless of the manner in which an item or matter may have been reported by VRI on a Pro Forma VRI Return):

     (i) the manner in which such Consolidated Return, as well as any other documents or statements incidental or related thereto, shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction, expense or credit of VRI or any Subsidiary of VRI shall be reported therein or thereon;

     (ii) whether any extensions with respect to any Consolidated Return will be requested;

     (iii) the elections that will be made in any such Consolidated Return by any Member, including without limitation, elections by VRI or any Subsidiary of VRI;

     (iv) whether to file an amended Consolidated Return and to prosecute, compromise or settle any claim for refund set forth therein; and

     (v) whether any refunds to which the BPA Group may be entitled shall be paid by way of cash refund or credited against the BPA Group Consolidated Tax Liability for any Taxable Year or Taxable Years of the BPA Group.

     VRI and each Subsidiary of VRI hereby irrevocably appoints BPA as its agent and attorney-in-fact to take any action (including the execution of documents) as BPA may deem appropriate to effect the foregoing. Nothing contained in this

     Agreement shall limit BPA's discretion to determine the manner in which any item shall be reported on the Consolidated Return.

(c) Appointment of BPA as Agent for Certain Consolidated, Combined or Unitary State and Local Returns. VRI and each Subsidiary of VRI hereby appoint BPA as its agent, with respect to all periods during which VRI or such Subsidiary, as the case may be, is a Member of the BPA Group, for the purpose of filing any consolidated, combined or unitary state or local income tax returns that include any Member of the VRI Group that BPA (or any Subsidiary of BPA, other than VRI or any of its Subsidiaries) may elect to file, and for making any election or application or taking any action in connection therewith on behalf of VRI and such Subsidiary. VRI and each of its Subsidiaries hereby consent to the filing of such returns, and to the making of such elections and applications. Nothing contained in the Agreement shall be construed as requiring BPA or any Subsidiary of BPA to file consolidated, combined or unitary state or local income tax returns on behalf of VRI or any Subsidiary of VRI for any Taxable Year. BPA shall in its sole and absolute discretion determine whether and with respect to which jurisdictions VRI or any of its Subsidiaries shall participate in the filing of any consolidated, combined or unitary state or local returns with BPA or any Subsidiary of BPA (other than VRI or any Member of the VRI Group); provided, however, that if BPA or any Subsidiary of BPA decides not to file a consolidated, combined or unitary state or local return with VRI or any of its Subsidiaries, BPA shall notify VRI in writing within a period reasonably sufficient to permit VRI to file or cause to be filed timely returns for VRI or any of its Subsidiaries.

(d) Other Returns. VRI and its Subsidiaries shall be solely responsible for filing all tax returns not described in subsections (b) and (c) of this
     Section 3 and that relate solely to VRI and/or its Subsidiaries.

(e) Assistance and Responsibility for Support of Returns; Provision of Financial Data. VRI and its Subsidiaries shall assist BPA in the filing, to the extent permitted by law, of a Consolidated Return and such consolidated, combined or unitary income tax returns for Members of the BPA Group (including the VRI Group) as BPA elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which BPA may reasonably request in connection therewith, including without limitation, maintaining adequate programs for the compilation and review of financial data; the review of transactions and accounting methods; and the preparation of returns and of supporting documentation to assure that such returns and all related reports and schedules are complete and accurate. VRI shall, at its own expense, provide BPA with all information required by BPA to reflect completely and accurately the financial results of the VRI Group in the BPA Group's Consolidated Return (or a state and local consolidated, combined or unitary return that includes a Member of the VRI Group). Such information shall be in such form as determined by BPA from time to time and shall be delivered to BPA on a mutually agreed upon date, but in no event later than 60 days prior to the due date of the BPA Group's Consolidated Return (taking into account any extensions thereof that have been granted to BPA) or the corresponding due date with respect to an applicable state and local consolidated, combined or unitary return. VRI shall, at its own expense, maintain sufficient books, records and expertise to support all returns, positions taken thereon and methods used to prepare such returns until there has been a Final Determination with respect to all issues included on such returns. BPA and VRI shall provide one another with such other information concerning such returns and the application of payments made under this Agreement as BPA or VRI may reasonably request of one another. BPA shall timely provide any applicable tax projection information previously prepared by BPA to VRI upon VRI's reasonable request to assist VRI with its budget and planning processes and with making any decisions required or allowed under Section 4(h)(iv)(B) of this Agreement. For each Taxable Year ending on or before December 31, 2002, BPA shall also provide VRI with sufficient data so that VRI may determine the amount of Designated Credits (and other credits that would be treated as Designated Credits if such credits were generated by a member of the VRI Group) that were actually used on the BPA Group's Consolidated Return for such Taxable Year.

4.  Pro Forma VRI Return; VRI Pro Forma Statement; Pro Forma State Return.

(a) Initial Preparation of Pro Forma VRI Return. For 2000 and each Taxable Year thereafter for which a Consolidated Return is filed and VRI or any Subsidiary of VRI is a Member of the BPA Group, VRI shall prepare on behalf of the VRI Group a pro forma consolidated federal income tax return as the Common Parent of the VRI Group (the "Pro Forma VRI Return") covering that portion of the Taxable Year in which the VRI Group is included in the BPA Group. The Pro Forma VRI Return shall be complete and accurate, and shall be in such form and include such information as shall be determined from time to time by BPA. The Pro Forma VRI Return shall be prepared in accordance with subsections (b), (c) and (h) of this Section 4 and shall report the consolidated federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Year that the VRI Group would have reported if it had not been included in the Consolidated Return filed for the BPA Group with respect to such Taxable Year and all prior Pro Forma VRI Returns had been actual returns; provided, however, that, except as provided in Section 4(h) and Section 8(b), the Pro Forma VRI Return shall not reflect carryovers or carrybacks of net operating losses, net capital losses, excess tax credits or other tax attributes from prior or subsequent taxable years. The provisions of the Code that require consolidated calculations, including without limitation, sections 861, 1201-1212 and 1231, shall be applied separately to the VRI Group. The elections made and the positions taken by VRI on the Pro Forma VRI Return shall be consistent with those described on the VRI Pro Forma Statement, as adjusted pursuant to subsection (f) of this Section 4, and the Pro Forma VRI Return shall not reflect items of income, deduction, loss, gain or credit other than those reflected on the relevant portion of the BPA Group's Consolidated Return or the VRI Pro Forma Statement, as adjusted pursuant to subsection (f) of this Section 4. The Pro Forma VRI Return shall include gains and losses with respect to deferred intercompany transactions if, and only if, and to the extent that, such gains or losses are actually restored and reflected on the BPA Group's Consolidated Return. For purposes of the Pro Forma VRI Return, the tax basis of each of the assets contributed from ARCO to VRI pursuant to the Conveyance Agreement immediately after such contribution shall be the same as the tax basis of each such asset in the hands of ARCO immediately prior to such contribution.

(b) Standards For Positions Taken on Pro Forma VRI Return. VRI shall prepare the Pro Forma VRI Return by reporting the tax treatment of any item by utilizing such positions that, in VRI's discretion, are appropriate for the VRI Group; provided, that each position is more likely than not to be ultimately sustained. VRI may utilize a position on the Pro Forma VRI Return that does not meet this standard but that does have a reasonable basis in law and in fact; but only if VRI has obtained, after prior notice to and consultation with BPA, BPA's written consent to utilize such position on the BPA Group's Consolidated Return for such Taxable Year.
     Each proposal by VRI to BPA to consent to a position on the basis that it has a reasonable basis in law or in fact must include, if requested by BPA, a written confirmation described in the first sentence of Section 4(f), below. VRI may not utilize a position on the Pro Forma VRI Return that is inconsistent with any position utilized on a Pro Forma VRI Return or Consolidated Return for a prior taxable year if the effect of such treatment is to allow a double deduction or benefit or avoid an inclusion with respect to any item (e.g., VRI may not expense an item and then claim a depreciation deduction with respect to such item in a subsequent taxable year) unless such treatment is consistent with the manner in which such item is treated on the BPA Group's Consolidated Return for the relevant taxable years (or unless VRI has eliminated such double deduction or benefit in a manner acceptable to BPA).

(c) Standards for Methods and Elections on Pro Forma VRI Return. The Pro Forma VRI Return shall reflect any elections made and tax accounting methods used by BPA with respect to the BPA Group's Consolidated Return that in the sole and absolute discretion of BPA should be made, taken or used consistently by a group filing a Consolidated Return. VRI may utilize any other election or method, subject to BPA's approval, which approval shall not be unreasonably withheld, in preparing the Pro Forma VRI Return. Notwithstanding the foregoing, VRI may not utilize any election or method in preparing the Pro Forma VRI Return for a Taxable Year that is inconsistent with any election, position or method utilized on a Pro Forma VRI Return or Consolidated Return for a prior taxable year if the effect of such treatment is to allow a double deduction or benefit with respect to any item (or unless VRI has eliminated such double deduction or benefit in a manner acceptable to BPA).

(d) Delivery to BPA of Pro Forma VRI Return; Reconciliation Statement; and Assistance. VRI will deliver to BPA the Pro Forma VRI Return on a mutually agreed date, but in no event later than 60 days after the due date of the BPA Group's Consolidated Return (taking into account any extensions thereof that have been granted to BPA). The Pro Forma VRI Return will be accompanied by a written statement (the "Reconciliation Statement") that reconciles the difference in taxable income and tax liability and other items shown on the Pro Forma VRI Return and on the portions of the BPA Group's Consolidated Return that pertain to the Members of the VRI Group (such reconciliation shall include disclosure of any elections, methods or positions used in the preparation of the Pro Forma VRI Return that differ from elections, methods or positions taken on the portions of the BPA Group's Consolidated Return that pertain to such Members). Appropriate personnel of VRI or a VRI Subsidiary that are responsible for the preparation of the Pro Forma VRI Return and the Reconciliation Statement shall be available upon reasonable notice to meet with appropriate personnel of BPA to discuss all aspects of such return and such statement and upon request by BPA shall furnish or make available for inspection any and all documents used in preparation of the Pro Forma VRI Return (documents relied upon by VRI in ascertaining whether any position is more likely than not to be ultimately sustained or has a reasonable basis in law or in fact shall be furnished only to the principal tax legal officer of BPA under cover of the attorney-client privilege).

(e) VRI Pro Forma Statement. VRI shall prepare and deliver to the principal tax legal officer of BPA on a mutually agreed upon date but in no event later than 60 days before the due date for the BPA Group's Consolidated Return (taking into account any extensions thereof that have been granted to BPA), a written, privileged and confidential statement (the "VRI Pro Forma Statement") setting forth: (i) a description of all elections and methods proposed to be used in the preparation of the Pro Forma VRI Return and (ii) a statement of all positions proposed to be taken on such return
     (A) that meet the "more likely than not" standard or (B) that are not described in subclause (A), above, but which have a reasonable basis in law or in fact and with respect to which BPA has provided written consent pursuant to Section 4(b) of this Agreement. Appropriate personnel of VRI or a VRI Subsidiary that are responsible for the preparation of the VRI Pro Forma Statement shall be available upon reasonable notice to meet with appropriate personnel of BPA to discuss all aspects of such statement and upon request by BPA shall furnish or make available for inspection any and all documents used in preparation of the VRI Pro Forma Statement (documents relied upon by VRI in ascertaining whether any position is more likely than not to be ultimately sustained or has a reasonable basis in law or in fact shall be furnished only to the principal tax legal officer of BPA under cover of the attorney-client privilege).

(f) Further Verification of VRI Positions; Opinion Procedure. By written notice no later than 15 days following the receipt by BPA of the VRI Pro Forma Statement, BPA may request VRI to provide written confirmation to the principal tax legal officer of BPA, with detailed analysis and weighing of the facts and legal authorities, that any positions specified by BPA and that are proposed to be reflected on the Pro Forma VRI Return are more likely than not to be ultimately sustained. VRI shall provide such confirmation no later than 15 days following the receipt by VRI of the written request by BPA. A position will be presumed not to be more likely than not to be ultimately sustained (and the VRI Pro Forma Statement shall be appropriately adjusted) if BPA and VRI are unable to agree within 10 days following the date that VRI provides such written confirmation (or within 25 days from the date that BPA requests such confirmation, if earlier) that such position is more likely than not to be ultimately sustained. In such event, VRI may rebut this presumption if VRI provides to BPA, at VRI's expense, within 30 days after the expiration of such 10-day or 25-day period, as the case may be, a written opinion from Miller & Chevalier Chartered or Thompson & Knight or any other law firm acceptable to BPA to the effect that such position is more likely than not to be ultimately sustained.

(g) Adjustment By BPA of Pro Forma VRI Return. BPA, within 60 days of receipt of the Pro Forma VRI Return shall adjust the Pro Forma VRI Return, as appropriate in accordance with the terms of this Agreement and after prior notice to and consultation with VRI, to correct any error of fact or law thereon or any error in mechanical calculation and any failure to reflect the principles set forth in this Section 4. Acceptance by BPA of the Pro Forma VRI Return, the Reconciliation Statement or the

     VRI Pro Forma Statement shall not necessarily indicate agreement by BPA nor relieve VRI of liability for any adjustment made upon audit or other assessment. Similarly, any failure by BPA to properly and fully adjust the Pro Forma VRI Return within the 60-day period set forth in this Section 4(g) shall not prevent BPA, in its sole and absolute discretion, from making subsequent adjustments contemplated by this Section 4(g), as circumstances warrant within the applicable statute of limitations (determined as if the Pro Forma VRI Return were an actual return that is subject to any extensions that have been granted by BPA with respect to the Consolidated Return) nor relieve VRI of liability for such adjustments. If as a result of such adjustment any amounts due to or from VRI under this Agreement differ from the corresponding amounts prior to such adjustment, payment of such difference shall be made to VRI or by VRI in the manner provided in Section 9(a) within 10 days following such adjustment.

(h) Utilization of Credits to Reduce VRI Group Consolidated Tax Liability Under Certain Circumstances.

     (i) Use of Designated Credits in Current Taxable Year. Amounts of Designated Credits generated in a Taxable Year may be applied to reduce the VRI Group Consolidated Tax Liability for the Taxable Year in the same manner as if the Pro Forma VRI Return were an actual return. In addition, Designated Credits may further reduce the VRI Group Consolidated Tax Liability (including a reduction below zero which will result in a negative amount that is refundable to VRI to the extent provided herein), without regard to the impact of any statutory or income limitations but only if and to the extent that (A) such Designated Credits reduce the BPA Group Consolidated Tax Liability for such Taxable Year (or in the case of carryover Designated Credits, a prior Taxable Year) or (B) VRI has made a Section 4(h)(iv)(B) Election with respect to such credits. Notwithstanding the foregoing, the refund, if any, that VRI is permitted to receive with respect to any Taxable Year that is attributable to the utilization of Refundable Designated Credits pursuant to this Section 4(h) (including credits utilized pursuant to the carryover provisions of Sections 4(h)(iv) and 4(h)(v) of this Agreement) may not exceed $20 million, and (B) VRI will not be permitted to receive a refund that is attributable to the use of section 43 credits.

               Refundable Designated Credits that are utilized pursuant to the carryover provisions of Sections 4(h)(iv) and 4(h)(v) shall be applied against the $20 million limitation in the year that they are utilized. In the event that the amount of VRI's refund that is attributable to its use of Refundable Designated Credits pursuant to this Section 4(h) with respect to a Taxable Year is less than $20 million, such shortfall shall not increase the $20 million limitation in any subsequent Taxable Year.

               BPA shall refund in cash to VRI the tax benefit associated with the Designated Credits that are permitted to be refunded pursuant to this Section 4(h) within 60 days of the actual reduction in the BPA Group Consolidated Tax Liability (or, in the case of Refundable Designated Credits that are utilized pursuant to Section 4(h)(v), within 60 days of Completion date) for such Taxable Year. For purposes of this

     Section 4(h)(i), the actual reduction in the BPA Group Consolidated Tax Liability occurs when credits are either applied on the BPA Group's Consolidated Return for a Taxable Year or used to reduce the BPA Group's estimated income tax payments for such year (as determined by BPA). To the extent that VRI has received a refund pursuant to Section 4(h) with respect to Designated Credits, the amount of carryovers on the Pro Forma VRI Return shall be correspondingly reduced (adjustments shall also be made to reflect subsequent adjustments pursuant to this Section 4(h) or Section 8).

(ii) Effect of Subsequent Adjustments on Section 4(h)(i) Refunds. If VRI has received a refund from BPA pursuant to this Section 4(h)(i) with respect to a Taxable Year as a result of any Designated Credit and (A) BPA determines that such credits did not reduce the BPA Group Consolidated Tax Liability for such year (or, if applicable, for a prior Taxable Year) or (B) if the amount of Designated Credits for which VRI has received a refund with respect to a Taxable Year exceeds the amount of section 29 or section 43 credits from Members of the VRI Group that are eligible to be treated as Designated Credits in such year and utilized under this Section 4(h) in such year, then VRI shall reimburse BPA for any payment received within 60 days of receiving from BPA a schedule setting forth BPA's calculation of VRI's reimbursement obligations pursuant to this sentence. BPA shall make such calculation within 30 days of the Completion date for such Taxable Year; however, any failure by BPA to redetermine the amount of credits that reduce the BPA Group Consolidated Tax Liability or to reconcile the amount of Designated Credits utilized within the 30-day period set forth in the preceding sentence shall not prevent BPA, in its sole and absolute discretion, from making subsequent calculations of VRI's refund obligations contemplated by the preceding sentence, as circumstances warrant, within the applicable statute of limitations (determined as if the Pro Forma VRI Return were an actual return that is subject to any extensions that have been granted by BPA with respect to the Consolidated Return).

(iii) Definition of Refundable Designated Credits and Eligible Refundable Designated Credits; VRI Schedule. For purposes of this Agreement, Refundable Designated Credits are Designated Credits that (A) are described in section 29 of the Code, and (B) are attributable to production from mineral properties acquired, directly or indirectly, by VRI in the ordinary course of its trade or business on or after June 1, 1995 that represent either a new economic interest in such mineral property or an increased economic interest therein (collectively "new property"). For purposes of this Agreement, Refundable Designated Credits that are attributable to new property acquired, directly or indirectly by VRI on or before January 1, 2000 are referred to as "Eligible Refundable Designated Credits".

           On or prior to January 1 of each Taxable Year, VRI shall deliver a written schedule to BPA that sets forth (W) the amount of section 29 credits that the VRI Group expects to generate during such year, (X) the amount of such credits that will be attributable to new property, (Y) the amount of Eligible Refundable Designated Credits and (Z) the amount of section 29 credits that are carried over pursuant to the carryover provisions of Section 4(h)(iv)(A) and 4(h)(v) in category (Y) of the preceding clause. In addition, VRI shall include in its VRI Pro Forma Statement with respect to each Taxable Year a schedule that sets forth the actual amount of section 29 credits in each of the categories referenced in the previous sentence with respect to such Taxable Year and a written statement that reconciles the amounts set forth on the schedule included with the VRI Pro Forma Statement with the corresponding projected amounts on the schedule referenced in the preceding sentence.

(iv) Designated Credits Carried Forward by the BPA Group. (A) Amounts of Designated Credits (whether or not such credits may also qualify as Refundable Designated Credits) which were not allowed to reduce the VRI Group Consolidated Tax Liability under Sections 4(h)(i) for the Taxable Year solely because such Designated Credits did not reduce the BPA Group Consolidated Tax Liability in the Taxable Year or the ARCO Group Consolidated Tax Liability (as that term is defined in the Prior Agreement) under the Prior Agreement, but which are carried forward by the BPA Group (including credits described in section 29 of the Code that are carried forward as a minimum tax credit), may be carried forward by the VRI Group and may be applied in a subsequent Taxable Year to reduce the VRI Group Consolidated Tax Liability, including a reduction below zero, notwithstanding the impact of any statutory or income limitations, but only when and to the extent that such Designated Credits reduce or are deemed to reduce the BPA Group Consolidated Tax Liability. For purposes of the preceding sentence, the provisions of Sections 4(h)(i) and 4(h)(iii) shall apply to section 29 credits carried over pursuant to this Section 4(h)(iv)(A) as if such credits were generated by sales of production from the well in the Taxable Year to which they are carried. The preceding sentence is not intended to affect the application of the ordering rule contained in the first sentence of Section 4(h)(vi) of this Agreement.

           (B) Election To Receive Discounted Payment For Certain Designated Credits. BPA shall notify VRI within 31 days after the close of each Taxable Year ending on or before December 31, 2002 of the amount of Designated Credits described in section 29 of the Code (including Eligible Refundable Designated Credits) (for the avoidance of doubt, Refundable Designated Credits that do not constitute Eligible Refundable Designated Credits shall not be included) ("Eligible Credits") that are being carried forward by the BPA Group on the BPA Group's Consolidated Return for such Taxable Year to the immediately succeeding Taxable Year. VRI may make an irrevocable, written election (a "Section 4(h)(iv)(B) Election") within 30 days of the date of receipt of such notice from BPA to receive a current payment from BPA for all or a portion of such Eligible Credits as provided in this Section 4(h)(iv)(B) without regard to whether such credits have reduced the BPA Group Consolidated Tax Liability in the current Taxable Year or a prior Taxable Year. The Section 4(h)(iv)(B) Election shall be signed by the principal tax Officer of VRI and shall set forth the amount of Eligible Credits for which VRI elects to receive payment pursuant to this Section 4(h)(iv)(B). BPA shall pay to VRI within 10 days after the receipt of the Section 4(h)(iv)(B) Election the product of the elected amount of Eligible Credits and the Discount Factor. For purposes of this Agreement, the "Discount Factor" shall be (X) 85% for the Taxable Year ending on December 31, 2000,
     (Y) 88% for the Taxable Year ending on December 31, 2001 and (Z) 90% for the Taxable Year ending on December 31, 2002. VRI shall not thereafter be entitled to any additional compensation for the Eligible Credits that are the subject of a Section 4(h)(iv)(B) Election, including without limitation, pursuant to Section 4(h)(iv)(A).

           In specific application of Section 4(h)(vii) of this Agreement, if any adjustment is made that affects the amount of Eligible Credits carried forward on the BPA Group's Consolidated Return that causes the amount of such Eligible Credits in any Taxable Year to be greater or less than the amount of Eligible Credits that are the subject of a Section 4(h)(iv)(B) Election for such year, amounts due with respect to such Section 4(h)(iv)(B) Election shall be recalculated to take into account such adjustment. If the adjustment increases the amount of Eligible Credits, then VRI shall not be deemed to have made a Section 4(h)(iv)(B) Election with respect to such additional Eligible Credits for purposes of this calculation unless VRI shall have made a Section 4(h)(iv)(B) Election with respect to all of the Eligible Credits for such year. If the adjustment causes the amount of such Eligible Credits to be less than the amount of Eligible Credits that are the subject of a Section 4(h)(iv)(B) Election for such year, VRI shall be deemed to have made a Section 4(h)(iv)(B) Election for such lesser amount. If the recalculated amount is less than the amount paid by BPA to VRI, VRI shall refund to BPA the difference, with interest as provided in Section 9(b). If the recalculated amount is greater than the amount paid by BPA to VRI, BPA shall make an additional payment to VRI of the difference, with interest as provided in Section 9(b).

(v) Refundable Designated Credits Previously Utilized by the BPA Group or by the ARCO Group. Amounts of Refundable Designated Credits that have been applied to reduce the BPA Group Consolidated Tax Liability in a prior Taxable Year or the ARCO Group Consolidated Tax Liability under the Prior Agreement, but which have not been applied to reduce the VRI Group Consolidated Tax Liability, including a reduction below zero, under Section 4(h)(iv)(B) or under Section 4(h)(i) solely because of the limitation contained in Section 4(h)(i) that limits refunds with respect to Refundable Designated Credits, may be applied to reduce the VRI Group

     Consolidated Tax Liability in any subsequent Taxable Year, including a reduction below zero, notwithstanding any statutory or income limitations. For purposes of the preceding sentence, the provisions of Sections 4(h)(i) and 4(h)(iii) shall apply to Refundable Designated Credits carried over pursuant to this Section 4(h)(v) as if such credits were generated by sales of production from the well in the Taxable Year to which they are carried. The preceding sentence is not intended to affect the application of the ordering rule contained in the first sentence of Section 4(h)(vi) of this Agreement

(vi) Rules for Determining Utilization of Designated Credits and Refundable Designated Credits. BPA shall determine whether Designated Credits (whether or not such credits may also qualify as Refundable Designated Credits) reduce the BPA Group Consolidated Tax Liability for any Taxable Year by applying credits in the order and subject to other rules under the Code and, for credits of the same priority or category thereunder, by using a pro rata convention. If a Designated Credit (or a credit described in section 29 of the Code that (A) is generated after the Effective Date, but prior to January 1, 2003 and (B) would be treated as a Designated Credit if such credit were generated by a member of the VRI Group) described in section 29 of the Code (whether or not such credit may also qualify as a Refundable Designated Credit) is carried forward by the BPA Group as a minimum tax credit, such credit shall be deemed utilized only after all other credits generated by the BPA Group in the current year have been used, but shall then be ordered and prioritized in the same manner as a section 29 credit that is generated in the current year. Section 29 credits (including carryovers) that are not eligible to be treated as Refundable Designated Credits shall be deemed to be used prior to section 29 credits (including carryovers) that are eligible to be treated as Refundable Designated Credits in situations where either type of credits may be considered (taking into account the ordering rule set forth in the first sentence of this Section 4(h)(vi)) to have reduced the VRI Group Consolidated Tax Liability in a Taxable Year. Section 29 credits (including carryovers) that are not eligible to be treated as Eligible Refundable Designated Credits shall be deemed to be used prior to section 29 credits (including carryovers) that are eligible to be treated as Eligible Refundable Designated Credits in situations where either type of credits may be considered (taking into account the ordering rule set forth in the first sentence of this Section 4(h)(vi)) to have reduced the VRI Group Consolidated Tax Liability in a Taxable Year. BPA's determinations pursuant to this Section 4(h)(vi) shall be binding upon the parties hereto.

(vii) Subsequent Adjustments. If any adjustment is made to any item of income, gain, loss, deduction, expense or credit of the BPA Group, whether or not such item relates to VRI or any Member of the VRI Group, by reason of the filing of an amended Consolidated Return, a claim for refund, a post-filing change, an audit by the Service or otherwise, and such adjustment either reduces or increases the amount of Designated

       Credits or Refundable Designated Credits or the amount of either category of such credits that reduce the BPA Group Consolidated Tax Liability for such Taxable Year, BPA shall redetermine the amount of Designated Credits, Refundable Designated Credits and Eligible Credits in all affected Taxable Years and the application of such credits under this Agreement by taking into account such adjustment. BPA shall have sole and absolute discretion to determine whether and in what amount an adjustment affects the amount of Designated Credits, Refundable Designated Credits or Eligible Credits or the BPA Group's utilization of same in any given Taxable Year. If the net amounts due from VRI under this Agreement (in the Taxable Year to which the redetermination relates and, if applicable, a prior year or a subsequent year) after a redetermination exceed the amounts previously paid, or if the net amount of any refund to VRI (in the Taxable Year to which the redetermination relates and, if applicable, a prior year or a subsequent year) under this Section 4(h) after a redetermination is less than the amount previously paid, then VRI shall make payment of such difference to BPA. VRI shall be liable for any interest, penalty or addition to tax as BPA, in its discretion, deems just and proper in view of all applicable circumstances (to the extent practicable, however, such allocations shall, if applicable, reflect the amount of interest that the VRI Group would have paid on a stand alone basis; to the extent that VRI is required to repay to BPA all or a portion of any refund that it received pursuant to Section 4(h), VRI shall be liable for interest at the rate specified in Section 9(b) hereof on the amount of such repayment from the date that the refund was received to the date that payment is made to BPA). If the net amounts due from VRI under this Agreement (in the Taxable Year to which the redetermination relates and, if applicable, a prior year or a subsequent year) after a redetermination are less than the amounts previously paid, or if the net amount of any refund to VRI under this Section 4(h) (taking into account the limitation on refunds in Section 4(h)(i)) (in the Taxable Year to which the redetermination relates and, if applicable, a prior year or a subsequent year) after a redetermination is more than the amount previously paid, then BPA shall make payment of such difference to VRI, with interest as provided in Section 9(b) of this Agreement.

(viii) Displaced Credits. If VRI has reduced the VRI Group Consolidated Tax Liability or received a refund pursuant to this Section 4(h) for any Taxable Year pursuant to this Section 4(h) as a result of any Designated Credit of any Member of the VRI Group, and such Designated Credit is subsequently displaced by another attribute of the BPA Group in a situation where Section 4(h)(vii) does not apply, VRI shall reimburse BPA for any amount by which VRI's liability to BPA was reduced as a result of the use of the displaced Designated Credit or repay to BPA the amount of the refund from BPA that was attributable to the use of the displaced Designated Credit. For purposes of this Section 4(h)(viii), Eligible Refundable Designated Credits shall be deemed to be displaced prior to other Refundable Designated Credits and other Refundable Designated Credits shall be deemed to be displaced prior to Designated Credits. A Designated Credit that is displaced may be carried forward pursuant to
        Section 4(h)(iv) thereafter, or, with the consent of BPA, carried back if BPA determines that the circumstances giving rise to such displacement will allow it to utilize a greater amount of Designated Credits in a prior Taxable Year than it would have utilized absent such circumstances.

(ix) Restriction on Double Benefit. Nothing in this Section 4(h) or any other provision of this Agreement shall be construed to entitle VRI or any Subsidiary of VRI to receive a double benefit or compensation with respect to any Designated Credit, Refundable Designated Credit or a carryforward or carryback thereof, taking into account benefits received under the Prior Agreement. Nothing in this Section 4(h) is intended to limit the VRI Group's ability to carry back or carry forward credits, including Designated Credits or Refundable Designated Credits, pursuant to Section 8(b).

(x) Special Provisions; Refundable Designated Credits. Section 4(h)(i), and the other provisions in this Agreement that relate to Refundable Designated Credits, are intended to benefit the VRI Group in circumstances where it grows its business by means of new property acquisitions that produce additional section 29 credits. To the extent that any Member of the VRI Group engages in a transaction or a series of transactions that produce or maintain a Refundable Designated Credit benefit under this Section 4(h), but which in substance do not expand the business of the VRI Group consistent with such intention, refunds of Refundable Designated Credits shall not be allowed under this Section 4(h), notwithstanding any other contrary provision in this Agreement. BPA shall make all determinations contemplated by the preceding sentence, in its sole and absolute discretion, and may do so by reference to (A) the projected aggregate annual amount of section 29 credits that would be generated from the sale of qualified fuels from economic interests in properties held by Members of the VRI Group as of June 1, 1995, based on the projected production profiles on such properties as of such date (the "benchmark amount"), and (B) the overall section 29 credits generated in such year by Members of the VRI Group in excess of such benchmark amount, where such excess arises from new properties.

(i) Pro Forma State Return. For 2000 and each Taxable Year thereafter, VRI shall prepare in each case on behalf of the VRI Group a pro forma consolidated, combined or unitary return or returns (as the case may be) (the "Pro Forma State Return") that sets forth the VRI Group State and Local Tax Liability calculated in accordance with this Agreement. The provisions of this Section 4 other than Section 4(h) shall apply with equal force to the Pro Forma State Return, provided however, the due date for each Pro Forma State Return shall be 60 days after the due date (including extensions thereof) for filing the corresponding state or local income tax return for the Taxable Year, or, if later, December 15th of the year following the close of the Taxable Year.

(j) Special Provisions Applicable to the Assets Acquired By Vastar Offshore, Inc. and Vastar Pipeline, LLC. Notwithstanding anything else to the contrary in this Agreement, the Pro Forma VRI Return and the Pro Forma State Return shall be prepared (i) as if the aggregate adjusted tax basis of Vastar Offshore, Inc. ("VOI") and Vastar Pipeline, LLC ("VPL") in all of the assets acquired by VOI and VPL pursuant to the Exchange Agreement on the initial date of such acquisition was $440,021,187 and (ii) as if such adjusted tax basis were allocated among such assets in the manner specified on Appendix A to the Third Amendment to the Tax Sharing Agreement dated as of October 30, 1998 by and among ARCO, VRI, VOI, VPL and the Subsidiaries of VRI that are signatories thereto. Moreover, tax reimbursement payments made to the VRI Group pursuant to Section 10.1 or 10.2 of the Stock Purchase Agreement, and tax reimbursement payments made by the VRI Group pursuant to such Sections of the Stock Purchase Agreement, shall not be considered items of income or deduction, respectively, on the Pro Forma VRI Return or the Pro Forma State Return.

5.  Payments by VRI.

(a) General and VRI Group Consolidated Tax Liability. For each Taxable Year of the BPA Group, VRI shall pay to BPA the amount of the VRI Group Consolidated Tax Liability and the VRI Group State and Local Tax Liability, in the amounts, at the time or times and in the manner as herein provided.

     (i) In the event that the estimated VRI Group Consolidated Tax Liability for such Taxable Year is greater than zero, VRI shall make quarterly payments of its estimated VRI Group Consolidated Tax Liability for such

          Taxable Year. The amount of each such quarterly payment shall be determined by VRI and shall equal the amount which VRI would be required under section 6655(d) of the Code (or under any successor section of the Code) to pay to the Service for such quarter were VRI to make installment payments of the VRI Group Consolidated Tax Liability for such Taxable Year in accordance with the provisions of such section.

     (ii) If (A) the sum of (x) the actual VRI Group Consolidated Tax Liability for such Taxable Year plus (y) the additions to tax under section 6655 of the Code (or under any successor section of the Code) that would have been imposed if the VRI Group Consolidated Tax Liability were an actual tax liability and the payments made pursuant to Section 5(a)(i) were actual estimated tax payments exceeds (B) the total estimated payments, if any, which VRI made pursuant to Section 5(a)(i) hereof for such Taxable Year, VRI shall pay an amount equal to such excess to BPA.

     (iii) Each of the quarterly payments required to be made by VRI pursuant to Section 5(a)(i) hereof shall be made in the manner provided in
            Section 9(a) hereof on or before the due date for the payment of the respective quarterly estimate of the BPA Group Consolidated Tax Liability for such Taxable Year. Any amount required to be paid by VRI for such Taxable Year pursuant to Section 5(a)(ii) hereof shall be paid by VRI in the manner provided in Section 9(a) hereof as follows: (A) on the fifteenth day of the third month after the end of such Taxable Year VRI shall pay an amount equal to VRI's best estimate, as determined by VRI, of the amount, if any, that VRI owes pursuant to Section 5(a)(ii) hereof for such Taxable Year, and (B) on Completion for such Taxable Year an amount equal to the excess, if any, of (x) the amount determined for such Taxable Year as the amount payable by VRI pursuant to
            Section 5(a)(ii) hereof for such Taxable Year over (y) the amount, if any, paid by VRI for such Taxable Year pursuant to clause (A) above, together with interest thereon on such amount at the rate specified in Section 9(b) hereof from the date on which the payment referred to in clause (A) above was made to Completion.

(b) VRI Group State and Local Tax Liability. For each Taxable Year with respect to which VRI or any of its Subsidiaries participates in the filing of any consolidated, combined or unitary state or local income tax return with BPA or any Subsidiary of BPA (other than VRI or any of its Subsidiaries), (A) VRI shall pay to BPA, no later than the date on which payment of the respective estimated state or local payment is due, the amount of estimated taxes that VRI or any such Subsidiary of VRI would have been required to pay if VRI or any Subsidiary of VRI had filed for such period either a separate return (in the case where only one Member of the VRI Group joins in the filing of such consolidated, combined or unitary return) or a consolidated, combined or unitary return (in a case where more than one Member of the VRI Group joins in the filing of such consolidated, combined or unitary return) using only factors and items of income, expense, or credit that relate to the Members of the VRI Group included in such return and (B) VRI shall pay to BPA, on the dates set forth in Section 5(a)(iii), above, (as adjusted, as appropriate, to reflect differing due dates for payment of such taxes) an amount equal to the excess, if any, of the aggregate amount of the VRI Group State and Local Tax Liability for such Taxable Year over the aggregate amount of the VRI Group's estimated tax payments actually made to BPA with respect to such state or local income tax for such period together with any applicable penalties, additions to tax and interest calculated in the manner provided in Section 5(a)(ii) and (iii), above.

(c) Other Taxes. VRI shall be solely responsible for paying tax with respect to all tax returns that VRI or any of its Subsidiaries have responsibility for filing pursuant to this Agreement.

6.  Payments to VRI.

(a) For each Taxable Year of the BPA Group, if (A) the sum of (x) the payments made by VRI pursuant to Section 5(a)(i) hereof of the estimated VRI Group Consolidated Tax Liability for such Taxable Year plus (y) any payments pursuant to clause (A) of the second sentence of Section 5(a)(iii) exceeds
     (B) the sum of (x) the actual VRI Group Consolidated Tax Liability for such Taxable Year plus (y) any amounts described in subclause (y) of clause (A) of Section 5(a)(ii), BPA shall pay to VRI an amount equal to such excess. If the aggregate payments made by VRI pursuant to Section 5(b) hereof of the estimated VRI Group State and Local Tax Liability for such Taxable Year exceed the actual VRI Group State and Local Tax Liability for such Taxable Year, BPA shall pay to VRI an amount equal to the difference between (A) the payments that VRI made pursuant to Section 5(b) hereof for such Taxable Year and (B) the amount of the actual VRI Group State and Local Tax Liability (including amounts with respect to penalties or additions to tax with respect to underpayments of estimated tax) for such Taxable Year.

(b) Any payment that VRI may be entitled to receive for such Taxable Year pursuant to Section 6(a) hereof shall be paid to VRI in the manner provided in Section 9(a) hereof on or before 45 calendar days after Completion.

7.  Use of Attributes; Additional Rights and Obligations Upon Deconsolidation.

(a) In determining the BPA Group Consolidated Tax Liability and in preparing the Consolidated Return for each taxable year, BPA may utilize on behalf of the BPA Group all the tax attributes and other items of income, gain, loss, deduction, expense, credit, etc. of VRI and its Subsidiaries arising in such taxable year or which arose in another taxable year or taxable years and which properly may be carried back or carried forward to such taxable year, without regard to whether such attributes and items are concurrently being, have previously been or may subsequently be utilized in determining for any Taxable Year or Taxable Years, the VRI Group Consolidated Tax Liability. Except as expressly provided in Section 4 and Section 7(b) of this Agreement, neither VRI nor any of its Subsidiaries shall in any manner be entitled to any compensation for the use of any attributes and other items of income, gain, loss, deduction expense, credit, etc. of VRI and its Subsidiaries. Moreover, in the event VRI or any of its Subsidiaries ceases for any reason to be a Member of the BPA Group either (i) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by BPA on behalf of the BPA Group in determining the BPA Group Consolidated Tax Liability for any Taxable Year or Taxable Years of the BPA Group, but before VRI has utilized such attribute or item (in whole or in part) in determining for any Taxable Year or Taxable Years, the VRI Group Consolidated Tax Liability or (ii) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. has been utilized by VRI on behalf of the VRI Group in determining the VRI Group Consolidated Tax Liability for any Taxable Year or Taxable Years, but before BPA has utilized such attribute or item (in whole or in part) in determining for any Taxable Year or Taxable Years, the BPA Group Consolidated Tax Liability, neither BPA nor VRI, as the case may be, shall be obligated or required to compensate such other party in any manner for any amount as a result of the occurrence of such event, except as expressly provided in
     Section 7(b) below.

(b) In the event VRI or any of its Subsidiaries ceases for any reason to be a Member of the BPA Group, then after the filing of the Consolidated Return for the last Taxable Year that VRI or such Subsidiary was included therein, BPA shall inform VRI or such Subsidiary, as the case may be, of the amount of consolidated loss and credit carryovers as of the end of the Taxable Year that are allocable to VRI or such Subsidiary, pursuant to the Consolidated Return Regulations. In the event that BPA determines that the amount of any particular category of loss or credit carryover attributes so allocated to VRI or such Subsidiary exceeds the amount of loss and credit attributes of such category (other than Designated Credits (including carryovers) that reduced the VRI Group Consolidated Tax Liability or with respect to which VRI has received a refund from BPA for any Taxable Year pursuant to Section 4(h) of this Agreement or any payment from ARCO under the Prior Agreement) that would have been available to VRI or such Subsidiary if the VRI Group had not been included in the BPA Group for the current Taxable Year and all prior Taxable Years and in the ARCO Group (as that term is defined in the Prior Agreement) for all prior Taxable Years under the Prior Agreement and all Pro Forma VRI Returns had been actual returns, then VRI or such Subsidiary shall pay to BPA at the time such additional loss and credit attributes are actually utilized the amount of the benefit derived therefrom. In the event that BPA determines that (i) the amount of loss and credit carryover attributes of any particular category so allocated to VRI or such Subsidiary is less than (ii) the amount of the loss and credit attributes of such category (other than Designated Credits (including carryovers) that reduced the VRI Group Tax Liability for any Taxable Year pursuant to Section 4(h) of this Agreement or with respect to which VRI has received a refund from BPA for any Taxable Year pursuant to Section 4(h) of this Agreement or any payment from ARCO under the Prior Agreement) that would have been available to VRI or such Subsidiary if the VRI Group had not been included in the BPA Group for the current Taxable Year and all prior Taxable Years and in the ARCO Group for all prior Taxable Years under the Prior Agreement and all Pro Forma VRI Returns had been actual returns, then, following written notification from VRI or such Subsidiary of the amount of such liability, BPA shall pay to VRI or its Subsidiaries, at the time any additional loss or credit carryovers would have been utilized if the amount of carryovers described in clause (ii) had been available, the benefit that would have been derived therefrom. Payments pursuant to the foregoing two sentences shall be due only at such time as such additional loss or credit carryovers are or would have been utilizable. Notwithstanding anything to the contrary in the Code or other applicable authority, BPA shall make the determinations required by this Section 7(b) as if all Designated Credits described in Section 4(h)(iv) are credits that would have been available for carry forward by the VRI Group and as if all Pro Forma VRI Returns had been actual returns.

     In the event that BPA and VRI determine that the aggregate tax basis of the Gulf Assets (as defined in the Stock Purchase Agreement) immediately following an event that causes VRI to cease to be a Member of the BPA Group (taking into account any step up in such basis relating to such event, whether pursuant to a section 338(h)(10) election or otherwise) (the "Actual Basis") is less than the aggregate tax basis that would have resulted (taking into account all allowed or allowable depreciation or amortization deductions) on such date if the initial tax basis of such assets as of the Closing Date of the Stock Purchase Agreement had been $440,021,187 (the "Calculated Basis"), then BPA shall pay to VRI an amount equal to the discounted present value (based on a discount rate of 10%, compounded annually) of the dollar amount of deductions for depreciation and depletion attributable to the difference between the Actual Basis and the Calculated Basis, as determined in a commercially reasonable manner. In the event that (A) VRI becomes the Common Parent of its own Affiliated Group for the year beginning on the date it ceases to be a member of the BPA Group and (B) there is a Final Determination after such date that the initial tax basis of the Gulf Assets as of the Closing Date of the Stock Purchase Agreement is less than $440,021,187 and as a result the aggregate tax basis of the Gulf Assets as of the date of the calculation set forth in the preceding sentence (taking into account any increase in such tax basis related to such event) ("Redetermined Basis") is less than the Actual Basis used by the parties in such calculation, then BPA shall recalculate the amounts, if any, that it owes pursuant to the preceding sentence using the Redetermined Basis in lieu of the Actual Basis and shall promptly pay to VRI the excess of the recalculated amount over the amount, if any, paid to VRI pursuant to the initial calculation.

     In the event that VRI ceases for any reason to be a Member of the BPA Group at a time when the aggregate amount of deductions that have been disallowed pursuant to the second sentence of Section 15 of this Agreement is less than $5,300,000, then VRI shall pay to BPA at the time that VRI leaves the BPA Group an amount equal to the product of BPA's combined effective tax rate at such time multiplied by the difference between $5,300,000, and the aggregate amount of deductions that have been disallowed under the second sentence of Section 15 of this Agreement prior to such date.

     Any payment due pursuant to this Section 7(b) shall be made, in the manner provided in Section 9(a) hereof, 90 days after the filing of the tax return for the taxable year in which such tax deduction or credit is utilized or absorbed (or, in the case of a payment to VRI, would have been utilized or absorbed). BPA's determinations pursuant to this Section 7(b) shall be presumptively correct and shall be binding on the parties hereto. At BPA's request, VRI or the applicable Subsidiary shall promptly notify BPA of any amounts due by any party pursuant to this Section 7(b). At BPA's request, the calculation of any such amounts shall be verified by a nationally recognized accounting firm selected by BPA, whose fees and expenses shall be shared equally by BPA and VRI.

(c) If a Member at any time acquires the assets and properties of another Member pursuant to a transaction to which section 381 of the Code applies or otherwise, the acquiring Member shall, from and after the date of such acquisition, be responsible for all of the undertakings and obligations of such other Member hereunder and shall, from and after such date, be entitled to receive any and all payments that such other Member would be entitled to receive hereunder. Provided such other Member ceases to exist solely as a result of such transaction, such event shall not, except as expressly provided herein, in any way result in any acceleration of the time at which any payments hereunder are due to or from such other Member, and, except as expressly provided herein to the contrary, all such payments shall be made to or by the acquiring Member at the same time or times that such payments would be payable to or by such other Member had such other Member continued to exist as a Member hereunder.

8.  Adjustments.

(a) If any adjustment is made with respect to a Taxable Year during which VRI or any of its Subsidiaries is a Member of the BPA Group to any item of income, gain, loss, deduction, expense or credit of VRI or any Subsidiary of VRI by reason of the filing of an amended Consolidated Return (or an amended state and local consolidated, combined or unitary return), a claim for refund with respect to such Taxable Year or an audit with respect to such Taxable Year by the Service (or the applicable state and local taxing authority), the amounts, if any, due to or from VRI under this Agreement shall be redetermined by taking into account any such adjustment and applying the procedures set forth in this Agreement. BPA shall have sole and absolute discretion to determine whether and in what amount an adjustment applies to VRI or any of its Subsidiaries. If, as a result of such redetermination, any amounts due to or from VRI under this Agreement differ from the amounts previously paid, then except as herein provided, payment of such difference together with any interest, penalty or addition to tax allocated to VRI shall be made to VRI or by VRI in the manner provided in Section 9(a) as follows: (i) in the case of an adjustment resulting in a credit or refund of tax, within 10 calendar days of the date on which such refund or notice of such credit is received by BPA with respect to such adjustment, or (ii) in the case of an adjustment resulting in a payment of additional tax, within 10 calendar days of the date on which such additional tax is paid by BPA. Any interest, penalty or addition to tax will be allocated as BPA, in its discretion, deems just and proper in view of all applicable circumstances (to the extent practicable, however, such allocations shall reflect the amount of interest and penalty that the VRI Group would have paid on a stand alone basis). Neither acceptance of a Pro Forma VRI Return nor failure by BPA to file consistently with such Pro Forma VRI Return shall relieve VRI of liability for an adjustment under this Section 8(a).

(b) Refund of Tax Sharing Payment. In the event that the Pro Forma VRI Return (or the corresponding calculation with respect to the VRI Group State and Local Tax Liability) for any Taxable Year or for any Taxable Year under the Prior Agreement reflects a net operating loss, net capital loss, excess tax credit or other tax attribute, such attributes (other than Designated Credits or Refundable Designated Credits that have reduced the VRI Group Consolidated Tax Liability, including a reduction below zero, pursuant to
     Section 4(h)(i), 4(h)(iv)(A) or 4(h)(iv)(B) and Refundable Designated Credits that may be carried forward pursuant to Section 4(h)(v) of this Agreement or the corresponding provisions of the Prior Agreement), may be carried back or carried forward, as the case may be, and utilized in calculating the VRI Group Consolidated Tax Liability (or the VRI Group State and Local Tax Liability) for prior or subsequent Taxable Years, including carrybacks to and carryforwards from Taxable Years under the Prior Agreement, in the same manner as such attributes would have been carried back or carried forward and deducted if the Pro Forma VRI Returns had been actual returns or, in the case of state and local tax, under applicable state or local provisions, as such provisions would have been applied to a consolidated, combined or unitary return filed with respect to the VRI Group (or one or more Members thereof), but after taking into account any limitation on the use of such attributes imposed pursuant to the Code or the Income Tax Regulations (or with respect to state and local tax, applicable state or local provisions). In such case, the VRI Group Consolidated Tax Liability (or the VRI Group State and Local Tax Liability) shall be recomputed for the Taxable Year or Years to which such attributes are carried and for any subsequent Taxable Years to take into account such attributes, and payments made pursuant to Sections 5 and 6 of this Agreement, or, if applicable, Sections 5 and 6 of the Prior Agreement, shall be appropriately adjusted. In the case of any carryback of attributes pursuant to this Section 8(b), any payment between BPA and VRI required by such adjustment shall be paid within 45 days after Completion (or the corresponding date with respect to the relevant consolidated, combined or unitary state or local tax return) for the year in which such attribute arises.

(c) Except as provided in Sections 8(a) or 8(b) of this Agreement, VRI may not amend a Pro Forma VRI Tax Return for a prior Taxable Year or otherwise cause a redetermination of the VRI Group Consolidated Tax Liability for a prior Taxable Year. Nothing in this Section 8 shall be construed to entitle VRI or any Subsidiary of VRI to receive a double benefit or compensation with respect to any attribute, taking into account benefits received under the Prior Agreement.

9.  Remittances by and to VRI.

(a) Until such time as BPA notifies VRI in writing to the contrary, any and all payments that VRI agrees to make hereunder shall be made and remitted by VRI directly to BPA. BPA shall be responsible for making all payments required to be made hereunder to VRI.

(b) Any payment required to be made hereunder by VRI or BPA that is not made on or before the date on which such payment is due under the terms of this Agreement shall bear interest at the rate specified from time to time pursuant to section 6621(a)(2) of the Code, and the party to whom such payment is due shall be entitled to receive interest computed at such rate upon the late payment of any such amount which is required at any time to be paid hereunder.

(c) On or before March 15 of each Taxable Year, BPA shall prepare a written schedule based on the projected amounts of section 29 credits that the VRI Group expect to generate in such year, that sets forth the amount of such credits that BPA anticipates that it will use in such year. From time to time during the Taxable Year, BPA may amend the schedule to increase or decrease its estimated usage. Notwithstanding Section 9(b), no interest or penalties will be due from VRI with respect to any VRI estimated tax payment made pursuant to Section 5(a) or Section 5(b) to the extent the underpayment of VRl's estimated tax is directly attributable to VRl's good faith reliance on such written estimate for the Taxable Year to which the VRI estimated payment relates.

10.  Carryback and Carryforwards.

(a) If part or all of an unused consolidated net operating loss or tax credit of VRI or one of its Subsidiaries arises in a year in which VRI or such Subsidiary is not a Member of the BPA Group and is carried back to a year in which VRI or such Subsidiary is a Member of the BPA Group, any refund or reduction in tax liability arising from the carryback will be retained by or allocated to BPA. BPA shall have no obligation to pay to VRI or its Subsidiaries the amount of any refund or credit of federal income tax that BPA may receive as a result of such carryback (nor will such occurrence affect the amount of compensation, if any, to which VRI or any of its Subsidiaries is entitled pursuant to Section 7(b) of this Agreement).

11. Allocation of BPA Group Consolidated Tax Liability For Purposes of Determining Earnings and Profits.

(a) The BPA Group Consolidated Tax Liability for each Taxable Year of the BPA Group shall, for purposes of determining the earnings and profits of each Member, be allocated among the Members in accordance with the method prescribed in section 1.1552-1(a)(2) of the Income Tax Regulations. In addition, VRI shall keep such records as are required to permit BPA to adjust the bases of the stock of VRI and its Subsidiaries pursuant to section 1.1502-32 of the Consolidated Return Regulations. Notwithstanding the foregoing, BPA may, in its sole and absolute discretion, change the method set forth above, to the extent that it is permitted to do so by applicable law.

12.  BPA Control of Conduct of Audits, Litigation; Expenses.

(a) In any audit, conference or other proceeding with the Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the BPA Group Consolidated Tax Liability or the state or local income tax liability of any consolidated, combined or unitary group including BPA or any of its Subsidiaries (other than VRI or a Subsidiary of VRI) and VRI (or any of the Subsidiaries of VRI), BPA shall have the exclusive right to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of such proceeding and to extend or refuse to extend the applicable time period for making assessments or adjustments. VRI and each Subsidiary of VRI hereby appoints BPA as its agent for the purpose of conducting such contest or proposing and concluding any such compromise and settlement. BPA shall have control over the proceedings, but shall confer with VRI regarding any proposed adjustment bearing on any material liability of VRI pursuant to this Agreement. VRI shall support any audit or other examination or judicial or administrative proceeding with respect to any Taxable Year, at its own expense, in any reasonable way requested by BPA. Nothing herein shall limit BPA's discretion to determine whether and in what amount an item arising from VRI or any VRI Subsidiary shall be conceded or otherwise compromised and whether and in what amount an item results in an adjustment to VRI described in Section 8(a).

(b) Expenses. VRI shall reimburse BPA for all third party expenses (including, without limitation, legal and accounting fees) incurred by BPA in the course of proceedings described in this Section 12 to the extent such expenses are allocable, in BPA's sole and absolute discretion, to VRI Group items.

13.  Indemnification For Certain Income Taxes.

(a) BPA shall indemnify VRI on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to VRI (or any VRI Subsidiary) of (x) a payment hereunder or (y) the liability to the Service or state, local or foreign taxing authority giving rise to such a payment), with respect to and in the amount of:

     (i) Any liability for federal income tax incurred by VRI or any Subsidiary of VRI for any Taxable Year with respect to which VRI or such Subsidiary is included in the BPA Group's Consolidated Return; provided that VRI shall have made payments to BPA as provided in this Agreement in complete satisfaction of the VRI Group Consolidated Tax Liability for such Taxable Year;

     (ii) Any liability for state or local income tax incurred by VRI or any Subsidiary of VRI with respect to any jurisdiction for any Taxable Year with respect to which VRI or any such Subsidiary of VRI participates in the filing of a consolidated, combined or unitary return with BPA or any Subsidiary of BPA (other than VRI or any Subsidiary of VRI); provided and to the extent that VRI shall have made payments to BPA as provided in this Agreement in complete satisfaction of the VRI Group State and Local Tax Liability for such Taxable Year;

     (iii) Any liability for federal, state or local income tax incurred by VRI or any Subsidiary of VRI, to the extent attributable to any Member of the BPA Group (other than VRI or any of its Subsidiaries) and for which VRI or such Subsidiary is liable as a result of being included in a Consolidated Return of the BPA Group or as a result of participating in the filing of a consolidated, combined or unitary state or local income tax return with BPA or any Subsidiary of BPA (other than VRI or any VRI Subsidiary); and

     (iv) Interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in Sections 13(a)(i), (ii) and (iii) above, except as otherwise provided in this Agreement.

(b) BPA shall pay to VRI amounts due under Sections 13(a)(i), (ii) and (iii) and Section 13(a)(iv) (to the extent such amounts are related to amounts under Sections 13(a)(i), (ii) and (iii)) no later than 7 days after the date of a Final Determination with respect thereto; provided, however, that no such indemnification shall be made to the extent that VRI has failed to make a payment to BPA under the provisions of this Agreement as of the date the payment under this Section 13 becomes due.

(c) If any adjustment giving rise to a tax liability described in Section 13(a)(iv) of the Prior Agreement hereof as to which ARCO has previously provided indemnification results in any tax deduction or tax credit for federal, state, local or foreign income tax purposes to VRI or any of its Subsidiaries for any taxable year that was not taken into account in calculating the original indemnification payment, VRI shall pay to BPA an amount equal to the sum of (x) the amount of such credit and (y) the amount of such deduction, multiplied by the maximum composite federal, state, local and foreign income tax rate to which VRI or the relevant Subsidiary is subject for the taxable year in which or with respect to which such benefit is realized; provided, however, that such composite rate shall be calculated by taking into account only those federal, state, local and foreign income taxes with respect to which such deduction is allowed. Payments made under this Section 13(c) shall be made upon the later to occur of (x) 120 days after there has been a Final Determination under applicable law of the adjustment giving rise to such payment and (y) 90 days after the filing of the tax return for the taxable year in which such tax deduction or credit is utilized or absorbed, or such tax liability is due, as the case may be.

14.  Partnership Interests.

     In connection with any partnership interest for which VRI or a VRI Subsidiary is the Tax Matters Partner, VRI shall to the maximum extent feasible make elections, use accounting methods, and report positions with respect to such partnership interest that are consistent with positions reported on the BPA Group's Consolidated Return and report positions on the Pro Forma VRI Return that are consistent with those reported for such partnership interest on the BPA Group's Consolidated Return. VRI shall confer with BPA in advance regarding any such item that may be or could be inconsistent with items on the BPA Group's Consolidated Return.

15.  Limitations on Certain Pro Forma VRI Return Deductions.

     Notwithstanding any provision in this Agreement to the contrary, the Pro Forma VRI Return shall not include any deductions with respect to any amounts for which ARCO established a reserve account on its books in 1993 to the extent such amounts are not also reflected as of the date of payment in any reserve account established on VRl's books. Notwithstanding any provision in this Agreement to the contrary, in light of the fact that the book expense of certain amounts to be paid to participants or beneficiaries by VRI pursuant to the terms of its nonqualified deferred compensation plans has been taken into account on ARCO's books and will not (under generally accepted accounting principles) be taken into account on VRl's books, the deductions on the Pro Forma VRI Return in the Taxable Year commencing on January

1, 2005 and in each Taxable Year thereafter shall be reduced by $530,000 per Taxable Year until the aggregate amount of deductions that have been disallowed pursuant to this sentence equals $5,300,000.

16.  Administration; Resolution of Disputes.

     The provisions of this Agreement will be administered by BPA. Except as otherwise expressly governed by the terms of this Agreement, BPA may use any reasonable method in making any computations or allocations hereunder, and BPA's calculations will be conclusive unless a written objection is provided to BPA within one year of such calculations. If written objection is timely made by VRI, the disputed issue (other than disputes described in Section 4(f) of this Agreement, which disputes shall be governed solely by such provision) shall be resolved by a nationally recognized accounting firm selected by BPA, whose determination will be conclusive and binding upon the parties and whose fees and expenses shall be shared equally by BPA and VRI. Nothing in this Section 16 is intended to limit BPA's discretion in making any computations, allocations or determinations that may be made under this Agreement in BPA's sole and absolute discretion.

17.  Interpretation.

     This Agreement is intended to provide for the calculation and allocation of certain federal and state and local income tax liabilities between the BPA Group (other than VRI and its Subsidiaries) and the VRI Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

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

18.  Effect of Agreement.

     This Agreement shall determine the liability of BPA and VRI as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state or local revenue laws, for financial reporting purposes or for any other purpose.

19.  Term.

     This Agreement will apply to Taxable Years ending after the Effective Date and all subsequent Taxable Years, unless BPA and VRI agree in writing to terminate this Agreement. Notwithstanding such termination, this Agreement will continue in effect with respect to any payment or refunds due for all Taxable Years prior to termination and all subsequent taxable years to the extent required to comply with Section 7(b) and the provisions of Sections 13, 21 and 32 shall survive the termination of this Agreement. VRI or any Subsidiary of VRI that leaves the BPA Group will be bound by this Agreement. The failure of one or more parties hereto to qualify for inclusion in the Consolidated Return filed by BPA will not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

20.  Assignment.

     A party's rights and obligations under this Agreement will not be assignable by any party without the prior written consent of the other parties. The preceding sentence notwithstanding, VRI shall be permitted to assign its rights to receive payments from BPA pursuant to Section 4(h) of this Agreement without BPA's consent.

21.  Confidentiality.

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

     BPA, VRI and the Subsidiaries of VRI agree that any information furnished among one another pursuant to this Agreement is confidential and, except as and to the extent required during the course of an audit or litigation, shall not be disclosed to other persons.

22.  Documentation.

     All material including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year subject to this Agreement will be made available to any party to the Agreement during regular business hours for a minimum period equal to applicable federal and state record retention requirements (or the applicable statute of limitations period).

23.  Additional Members.

     The parties hereto specifically recognize that from time to time other Subsidiaries of VRI may become Members of the BPA Group and hereby agree that VRI shall cause such corporations to become parties to this Agreement by causing such Members to execute the master copy of this Agreement, which will be maintained at BPA's headquarters. It will not be necessary for all the parties hereto to re-execute the Agreement, but the new Members may simply execute a counterpart of the existing Agreement, which will remain in effect as if all parties had signed contemporaneously.

24.  Tax Law Changes.

     Any alteration, modification, addition, deletion or other change in the Code or the Income Tax Regulations (or the applicable state and local tax provisions) will automatically be applicable to this Agreement when changed.

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

25.  Successors and Assigns.

     This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto; but no assignment will relieve any party of its obligations hereunder without the written consent of the other parties.

28.  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

26.  Headings.

     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the interpretation of this Agreement.

27.  Severability.

     If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

28.  Entire Agreement.

     This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of BPA and of VRI.

29.  Conflicts Between This Agreement and the Stock Purchase Agreement.

     In the event a conflict arises between the terms of this Agreement and the terms

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

of the Stock Purchase Agreement during any Taxable Year in which this Agreement is in effect, the terms of this Agreement shall control. The parties hereto intend that this Agreement shall supersede Sections 11.1(a)(v) and 11.1(b) of the Stock Purchase Agreement and shall constitute the parties' final agreement with respect to such sections. VRI and its Affiliates further agree to release ARCO and BPA from any indemnity obligations pursuant to Section 11.1(a)(v) of the Stock Purchase Agreement. It is intended that this Agreement shall constitute a writing described in Section 12.3 of the Stock Purchase Agreement. If the items of income, deduction, gain, loss, credits and other tax attributes of the Gulf Assets are included in the Pro Forma VRI Return and the Pro Forma State Return in accordance with this Agreement and the Prior Agreement for the periods after the Closing Date (as defined in the Stock Purchase Agreement) and VRI satisfies its payment obligations with respect thereto pursuant to this Agreement and the Prior Agreement, then VOI and the VRI Group shall have no further liability to ARCO and BPA for income and franchise taxes attributable to the Gulf Assets. Furthermore, the tax indemnity provisions of this Agreement and the Prior Agreement shall be applicable with respect to the payment by VRI of such taxes.

33.  Notices.

     Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

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

     If to BPA:

     BP America Inc.
     200 East Randolph Drive
     Chicago, Illinois 60601-7125
     Attention:  Vice President & General Tax Officer

     If to VRI:
     VASTAR Resources, Inc.
     15375 Memorial Drive
     Houston, Texas  77079
     Attention:  General Tax Officer

or to such other address that a party shall furnish in writing to the other party. All such notices and communications shall be effective when received.

31.  Governing Law.

     This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws.

                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers as of the date first set forth above.

                                     BP AMERICA, INC.

                                     BY /s/ James G. Nemeth
                                        ______________________________

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

     VASTAR RESOURCES, INC.

     BY /s/ A. Shawn Noonan
       ___________________________

     F&H PIPELINE COMPANY

     BY  /s/ A. Shawn Noonan
        ______________________________

     GRANT GATHERING COMPANY

     BY  /s/ A. Shawn Noonan
        ______________________________

     WILBURTON HUB, INC.

     BY: /s/ A. Shawn Noonan
        ____________________________

     VASTAR GAS MARKETING, INC.

     BY: /s/ A. Shawn Noonan
         _____________________________

     VASTAR HOLDINGS, INC.

     BY: /s/ A. Shawn Noonan
         _____________________________

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

     VASTAR POWER MARKETING, INC.

     BY: /s/ A. Shawn Noonan
        ______________________________

     VASTAR OFFSHORE, INC.

     BY: /s/ A. Shawn Noonan
        ______________________________

     VASTAR PIPELINE, LLC

     BY: /s/ A. Shawn Noonan
         _____________________________

     VASTAR ENERGY, INC.

     BY: /s/ A. Shawn Noonan
        ______________________________

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